BODDIE-NOELL PROPERTIES, INC.
EXHIBIT 11:  COMPUTATION OF PER SHARE EARNINGS
THREE MONTHS ENDED MARCH 31, 1995




                                                            Price      # SHARES           Total Amt.
Common shares outstanding:
     January 1 - March 30                                              2,990,990
     March 31                                                          2,994,702
     Weighted average                                                  2,991,031
Common stock equivalents:
     Options granted October 17, 1994                     $  13.75       160,000
Other potentially dilutive securities:                                     none

Assumed exercise of options @ January 1                      13.75       160,000        $  2,200,000
Assumed purchase of treasury stock w/proceeds
     Average price of stock (per AMEX reports)
               January                                       12.76
               February                                      12.95
               March                                         13.43
                  Overall average                         $  13.05      (168,625)         (2,200,000)
Assumed increase(decrease) in # shares/equity $                           (8,625)       $          -
Weighted average # shares outstanding                                  2,991,031
Assumed # shares for calculation of
     earnings per common and common equivalent share                   2,982,406

Net income, three months ended March 31, 1995                                           $    388,106
Earnings per share, weighted average common shares outstanding                          $     0.1298
Earnings per common and common equivalent share                                               0.1301
     Dilution percentage                                                   -0.29%*


* Reduction of less than 3% in the aggregate is not considered dilution; financial statement presentation of fully diluted earnings per share is not required. Primary earnings per share is presented based on weighted average number of common shares outstanding.